EX.-99.d.1.A

AMENDMENT NUMBER 1 TO THE INVESTMENT MANAGEMENT AGREEMENT

This AMENDMENT Number 1 dated as of September 9, 2009 and effective October 31, 2009, is made part of the INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”) dated as of August 18, 1995, between The Olstein Funds (the “Trust”), on behalf of the Olstein All Cap Value Fund (formerly, The Olstein Financial Alert Fund) and Olstein Capital Management, L.P. (formerly, Olstein & Associates, L.P.).

WHEREAS, Olstein Capital Management, L.P. (“Investment Manager”) wishes to establish breakpoints in the advisory fee payable by the Olstein All Cap Value Fund (“Fund”); and

WHEREAS, the Board of Trustees of the Trust, including a majority of the trustees who are not “interested persons” of the Trust or the Investment Manager, as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), has approved the breakpoint schedule and this Amendment to the Agreement at a Board meeting held on September 9, 2009.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, its is agreed as follows:

Section 4 of the Agreement is replaced with the following:

4. As compensation for the services to be rendered to the Fund by the Investment Manager under the provisions of this Agreement, the Trust on behalf of the Fund shall pay to the Investment Manager from the Fund’s assets an annual fee equal to: 1.00% on the first $1 billion of the average daily net assets of the Fund; 0.95% of the average daily net assets of the Fund over $1 billion up to $1.5 billion; 0.90% of the average daily net assets of the Fund over $1.5 billion up to $2 billion; 0.85% of the average daily net assets of the Fund over $2 billion up to $ 2.5 billion; 0.80% of the average daily net assets of the Fund over $2.5 billion up to $3 billion; and 0.75% of the average daily net assets of the Fund over $3 billion. The fee is payable on a monthly basis, subject to reduction to the extent necessary to comply with the most stringent limits prescribed by any state in which the Fund’s shares are offered for sale.

     If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number 1 to the Agreement to be duly executed as of the day and year first written above.

THE OSLTEIN FUNDS OLSTEIN CAPITAL MANAGEMENT, L.P. By: _____________________________ By: __________________________ Title: ___________________________ Title: ________________________